Filed pursuant to Rule 424(b)(7)

Registration No. 333-223828

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, $0.01 par value per share	1,802,379 shares	$112.50	$202,767,637.50	$24,576

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, or the Securities Act, based on the average of the high and low sales prices per share of common stock as reported on New York Stock Exchange on January 3, 2019.

(2)	Calculated in accordance with Rule 456(b) and Rule 457(r) of the Securities Act.

PROSPECTUS SUPPLEMENT

(To prospectus dated March 21, 2018)

1,802,379 Shares

Motorola Solutions, Inc.

Common Stock

This prospectus supplement relates to the possible resale from time to time of up to 1,802,379 shares of our common stock, $0.01 par value per share, by the selling securityholders named in this prospectus supplement under the caption “Selling Securityholders.” We will not receive any proceeds from the sale of the shares of our common stock by the selling securityholders. The shares were issued on January 3, 2019 to the selling securityholders as partial consideration for our acquisition of VaaS International Holdings, Inc., a Delaware corporation (“VaaS”).

The selling securityholders identified in this prospectus supplement or their pledges, donees, assignees, transferees or other successors-in-interest may, from time to time, offer and sell the shares of common stock in public transactions or in privately negotiated transactions, without limitation, at market prices prevailing at the time of sale or at negotiated prices. The timing and amount of any sale are within the sole discretion of the selling securityholders. The selling securityholders may offer and sell the shares of common stock held directly by them or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions. The selling securityholders and any agents or broker-dealers that participate with the selling securityholders in the distribution of common stock may be deemed to be “underwriters” under the Securities Act of 1933, as amended (the “Securities Act”).

The selling securityholders will pay all underwriting discounts, brokerage fees or selling commissions, if any, applicable to the sale of the shares of our common stock. We will pay certain other expenses relating to this offering and the registration of the shares of common stock with the Securities and Exchange Commission (the “SEC”). For further information regarding the possible methods by which shares of common stock may be distributed, see “Plan of Distribution” in this prospectus supplement.

Our common stock is listed on the New York Stock Exchange (“NYSE”) and trades under the symbol “MSI.” On January 4, 2019, the closing sale price of our common stock was $115.56 per share.

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement and page 5 of the accompanying prospectus.

Neither the SEC nor any state securities commission has approved or disapproved the common stock or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This prospectus supplement is dated January 7, 2019.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is part of the registration statement that we filed with the SEC using a “shelf” registration process and consists of two parts. The first part is this prospectus supplement, including the documents incorporated by reference, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference, gives more general information, some of which does not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. This prospectus supplement may add to, update or change information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus.

If information in this prospectus supplement is inconsistent with the accompanying prospectus or with any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, you should rely on this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the selling securityholders, the common stock being offered and other information you should know before investing in our common stock. You should also read and consider information in the documents we have referred you to in the section of this prospectus supplement and the accompanying prospectus entitled “Where You Can Find More Information” and “Incorporation by Reference.”

We and the selling securityholders have not authorized anyone to provide you with information that is in addition to or different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus. We and the selling securityholders take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. The selling securityholders are not offering to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than as of the date of this prospectus supplement or the accompanying prospectus, as the case may be, or in the case of the documents incorporated by reference, the date of such documents, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of shares of our common stock. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

Unless we state otherwise or the context otherwise requires, references to “Motorola Solutions,” the “Company,” “us,” “we” or “our” in this prospectus mean Motorola Solutions, Inc. and its consolidated subsidiaries. When we refer to “you” in this section, we mean all purchasers of the securities being offered by this prospectus supplement and the accompanying prospectus, whether they are the holders or only indirect owners of those securities.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

Except for historical matters, the matters discussed in this prospectus and in the documents incorporated by reference contain forward-looking statements within the meaning of applicable federal securities law. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes,” “expects,” “intends,” “aims,” “estimates” and similar expressions. We can give no assurance that any future results or events discussed in these statements will be achieved. Any forward-looking statements represent our views only as of the date made and should not be relied upon as representing our views as of any subsequent date. Readers are cautioned that such forward-looking statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this prospectus. Forward-looking statements include, but are not limited to, statements about: (a) industry growth and demand, including opportunities resulting from such growth, (b) future product development and the demand for new products, (c) customer spending, (d) the impact of our strategy and focus areas, (e) the impact from the loss of key customers, (f) competitive position and our ability to maintain a leadership position in our core products, (g) increased competition, (h) the impact of regulatory matters, (i) the impact from the allocation and regulation of spectrum, particularly with respect to broadband spectrum, (j) the firmness of each segment’s backlog, (k) the competitiveness of our patent portfolio, (l) the return on our investment in research and development, (m) the availability of materials and components, energy supplies and labor, (n) the seasonality of the business, (o) the sufficiency of our manufacturing capacity and the consequences of a disruption in manufacturing, (p) the ultimate disposition of pending legal matters and timing, (q) the impact of acquisitions on our business, including our acquisition of VaaS, (r) market growth/contraction, demand, spending and resulting opportunities, (s) the impact of foreign exchange rate fluctuations, (t) our continued ability to reduce our operating expenses, (u) the growth of our Services segment and the resulting impact on consolidated gross margin, (v) the increase in public safety Long-Term Evolution (“LTE”) revenues, (w) the decline in Integrated Digital Enhanced Network (iDEN), (x) the return of capital to shareholders through dividends and/or repurchasing shares, (y) our ability to invest in capital expenditures and research and development, (z) the success of our business strategy and portfolio, (aa) future payments, charges, use of accruals and expected cost-saving and profitability benefits associated with our reorganization of business programs and employee separation costs, (bb) our ability and cost to repatriate funds, (cc) future cash contributions to pension plans or retiree health benefit plans, (dd) the liquidity of our investments, (ee) our ability and cost to access the capital markets, (ff) our ability to borrow and the amount available under our credit facilities, (gg) our ability to settle the principal amount of our senior convertible notes in cash, (hh) our ability and cost to obtain performance bonds, (ii) adequacy of internal resources to fund expected working capital and capital expenditure measurements, (jj) expected payments pursuant to commitments under long-term agreements, (kk) the ability to meet minimum purchase obligations, (ll) our ability to sell accounts receivable and the terms and amounts of such sales, (mm) the outcome and effect of ongoing and future legal proceedings, (nn) the impact of the loss of key customers, (oo) the expected effective tax rate and deductibility of certain items, (pp) the impact of the adoption of accounting pronouncements on our retained earnings, (qq) the impact of foreign currency exchange risks, (rr) future hedging activity and expectations of the Company, (ss) the ability of counterparties to financial instruments to perform their obligations, and (tt) other factors described in our news releases and filings with the SEC, including, but not limited to, the factors under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017 and our Quarterly Report on Form 10-Q for the period ended June 30, 2018, each of which are incorporated by reference herein.

SUMMARY

The following summary contains basic information about us and about this offering. It does not contain all of the information that is important to an investment in our securities. Before you make an investment decision, you should review this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated in the prospectus supplement and the accompanying prospectus in their entirety, including the risk factors, our financial statements and the related footnotes.

OVERVIEW

OUR COMPANY

We are a leading global provider of mission-critical communication infrastructure, devices, accessories, software, and services. Our products and services help government, public safety and commercial customers improve their operations through increased effectiveness, efficiency, and safety of their mobile workforces. We serve our customers with a global footprint of sales in more than 100 countries and 16,000 employees worldwide, based on our industry leading innovation and a deep portfolio of products and services.

We conduct our business globally and manage it through two segments: Products and Systems Integration and Services and Software.

Products and Systems Integration: The Products and Systems Integration segment offers an extensive portfolio of infrastructure, devices, accessories, video solutions, and the implementation, optimization, and integration of such systems, devices, and applications, including the Company’s: (i) “ASTRO” products, which meet the Association of Public Safety Communications Officials Project 25 standard, (ii) “Dimetra” products which meet the European Telecommunications Standards Institute Terrestrial Trunked Radio “TETRA” standard, (iii) Professional and Commercial Radio (“PCR”) products, (iv) broadband technology products, such as Long-Term Evolution (“LTE”), and (v) video solutions, such as video surveillance cameras. The primary customers of the Products and Systems Integration segment are government, public safety and first-responder agencies, municipalities, and commercial and industrial customers who operate private communications networks and video solutions and manage a mobile workforce. In the third quarter of 2018, the segment’s net sales were $1.3 billion, representing 69% of our consolidated net sales.

Services and Software: The Services and Software segment provides a full set of offerings for government, public safety and commercial communication networks. Services includes a continuum of service offerings beginning with repair, technical support and maintenance. More advanced offerings include monitoring, software updates and cybersecurity services. Managed services offerings range from partial to full operation of customer or Motorola Solutions owned networks. Software includes public safety and enterprise command center solutions, unified communications applications, and video software solutions, delivered both on premise and “as a service.” In the third quarter of 2018, the segment’s net sales were $574 million, representing 31% of our consolidated net sales.

We are incorporated under the laws of the State of Delaware as the successor to an Illinois corporation, Motorola, Inc., organized in 1928. We changed our name from Motorola, Inc. to Motorola Solutions, Inc. on January 4, 2011. Our principal executive offices are located at 500 W. Monroe Street, Chicago, Illinois 60661.

The Offering

Common stock offered by the selling securityholders	1,802,379 shares

Use of proceeds	The selling securityholders will receive all of the proceeds from the sale or other disposition of the shares of common stock offered by this prospectus supplement. We will not receive any of the proceeds from the sale or other disposition of the shares of common stock offered hereby. See “Use of Proceeds.”

Risk factors	In analyzing an investment in the shares of common stock being offered pursuant to this prospectus supplement, you should carefully consider, along with other matters included or incorporated by reference in this prospectus supplement or the accompanying prospectus, the information set forth under “Risk Factors” in this prospectus supplement and the risks discussed in the documents incorporated by reference in this prospectus supplement, as they may be amended, updated or modified periodically in our reports filed with the SEC.

NYSE market symbol	MSI

RISK FACTORS

Investing in our common stock involves risk. We are subject to various regulatory, operating and other risks as a result of the nature of our operations and the marketplace in which we operate. Many of these risks are beyond our control and several pose significant challenges to our business, operations, revenues, net income and cash flows. These risks are described in Part I, Item 1A, Risk Factors, of our Annual Report on Form 10-K for the year ended December 31, 2017 as well as Part II, Item 1A, Risk Factors, of our Quarterly Report on Form 10-Q for the period ended June 30, 2018. The risks described therein are not the only ones we face. Additional risks of which we are not presently aware or that we currently believe are immaterial may also harm our business. In deciding whether to invest in our common stock, you should carefully consider these risks in addition to the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Our business, results of operations and financial condition may be materially adversely affected due to any of these risks or events arising therefrom.

USE OF PROCEEDS

The selling securityholders will receive all of the proceeds from the sale or other disposition of the shares of common stock covered by this prospectus. We will not receive any of the proceeds from the sale or other disposition of the shares of common stock offered hereby.

The selling securityholders will pay any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus supplement, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.

SELLING SECURITYHOLDERS

The selling securityholders acquired the shares of common stock from us that we are registering for resale pursuant to this prospectus supplement in connection with our acquisition of VaaS International Holdings, Inc., a Delaware corporation (“VaaS”) on January 3, 2019 (the “VaaS Acquisition”). The issuance of the shares of common stock by us in connection with the VaaS Acquisition was exempt from registration under the Securities Act. This prospectus supplement is being filed pursuant to our obligations under the terms of that certain Agreement and Plan of Merger (as the same may be amended or restated from time to time, the “Merger Agreement”), dated as of November 16, 2018, by and among VaaS, the Company, Motorola Solutions Shelf Corp. V, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, Motorola Solutions Shelf Corp. VI, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, and Shareholder Representative Services LLC, a Delaware limited liability company, solely in its capacity as the representative of the former holders of VaaS equity. The following table sets forth, to our knowledge, certain information about the selling securityholders. The percentage of outstanding shares of common stock beneficially owned before this offering is based on 163,494,651 shares of common stock outstanding as of January 2, 2019. The selling securityholders may offer from time to time all or some or none of their shares of common stock under this prospectus. Because the selling securityholders are not obligated to sell, transfer or otherwise dispose of their shares of common stock, and because the selling securityholders may acquire shares of our publicly traded common stock, we cannot estimate how many shares each selling securityholder will own after this offering.

The number and percentage of outstanding shares of common stock beneficially owned after this offering listed in the table below assumes that all of the shares of our common stock being offered by the selling securityholders are sold and assumes that no additional shares of our common stock are purchased by the selling securityholders prior to the completion of this offering.

Unless otherwise indicated in the footnotes below, based on representations made to us by the selling securityholders, none of the selling securityholders has or within the past three years has had, any position, office or other material relationship with us or any of our affiliates other than (i) as a result of the VaaS Acquisition, (ii) employment by VaaS of certain of the selling securityholders (none of whom are or have been an executive officer of ours), and (iii) the selling securityholders’ beneficial ownership of our common stock. To our knowledge, none of the selling securityholders are broker-dealers or affiliates of broker-dealers (except as otherwise noted below), nor at the time of the acquisition, did any selling securityholder have direct or indirect agreements or understandings with any person to distribute their shares. The shares were issued on January 3, 2019 to the selling securityholders as partial consideration for the VaaS Acquisition. To our knowledge, none of the selling securityholders listed below owned shares of the Company’s common stock prior to the VaaS Acquisition. Information about the selling securityholders may change from time to time. Any changed information will be set forth in prospectus supplements, if required by applicable law.

For information on the procedure for sales by selling securityholders, see “Plan of Distribution” in this prospectus supplement.

	Shares Beneficially Owned Prior to this Offering(1) and Shares Being Offered for Resale in this Offering	Shares Beneficially Owned After this Offering(1)
Name of Selling Securityholder		Number	Percentage
Shawn Smith(2)(3)	402,550	0	*
Oakblossom Holdings, LLC(4)(5)	353,284	0	*
Todd J. Alan Hodnett(3)(6)	267,677	0	*
Dolsoft, Incorporated(5)(7)	244,566	0	*
Ruly LLC(8)(9)	230,748	0	*
S. Westreich Investments LLC(9)(10)	113,883	0	*
WMIM LLC(11)	44,891	0	*
Morseful, LLC(9)(12)	38,826	0	*
Timothy P. Stanley	26,673	0	*
Mark Kruse(13)	16,305	0	*
Joseph L. Harzewski III(14)	14,484	0	*
Paul R. Proctor(15)	9,897	0	*
H. Jason Harrison	9,553	0	*
William H. Pickle	5,363	0	*
DLE Management Consulting LLC(16)	5,331	0	*
Eric Balsa(17)	4,676	0	*
Robertson Trust, Thomas G. Robertson & Natalie Robertson Trustees	4,349	0	*
H. Jason & Dana A. Harrison, as tenants in the entirety	4,243	0	*
Dimple Patel	3,147	0	*
Charles A. Koontz & Julie P. Koontz, JTWROS	1,198	0	*
Victor O. Roy(18)	735	0	*
TOTAL	1,802,379	0	*

*	Percentage of shares owned is less than one percent of total outstanding shares of common stock.
(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting and/or investment power with respect to securities. Shares of common stock subject to options currently exercisable, or exercisable within 60 days of the date hereof, are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person.

(2)

Of Mr. Smith’s total shares, 100,911 will vest on January 15, 2020 and 100,911 will vest on December 31, 2020, subject to certain vesting conditions, principally his continued employment with the Company.

(3)

Half of the shares held by this holder are subject to a lock-up period of 90 days from January 3, 2019 (the “Initial Lock-up Period”) and half of the shares held by this holder are subject to a lock-up period of 180 days from January 3, 2019 (the “Second Lock-up Period”). For the 90 days following the expiration of each of the Initial Lock-up Period and Second Lock-up Period, respectively, no more than 30,000 shares may be sold on a daily basis.

(4)	Oakblossom Holdings, LLC is a single member LLC and the shares held by Oakblossom are beneficially owned by its sole member, Tran Ba Hoang.
(5)

All of the shares held by this holder are locked-up for a period of 90 days from January 3, 2019. For the 90 days following the expiration of this lock-up period, no more than 30,000 shares may be sold on a daily basis.

(6)	Of Mr. Hodnett’s total shares, 69,342 will vest on December 31, 2020, subject to certain vesting conditions, principally his continued employment with the Company.
(7)	The shares held by Dolsoft, Incorporated are beneficially owned by Shawn Smith, who serves as President of Dolsoft, Incorporated.
(8)	The shares held by Ruly LLC are beneficially owned by Anthony E. Westreich, who serves as manager of Ruly LLC.
(9)

Ruly LLC, Morseful LLC and S. Westreich Investments LLC are collectively subject to a sale limitation, such that (i) no more than 10,000 shares in the aggregate may be sold by such holders collectively on a daily basis for a period of 90 days from January 3, 2019 (the “Initial Sale Limitation”) and (ii) no more than 30,000 shares in the aggregate may be sold by such holders collectively on a daily basis for a period of 90 days from the expiration of the Initial Sale Limitation.

(10)	The shares held by S. Westreich Investments LLC are beneficially owned by Stanley I. Westreich, who serves as manager of S. Westreich Investments LLC.
(11)

The shares held by WMIM LLC are beneficially owned by Dr. Dinh Tien Son and vest in equal installments on January 3, 2021 and January 3, 2022, subject to certain vesting conditions, principally Dr. Dinh Tien Son’s continued employment with the Company. Dr. Dinh Tien Son is the sole member of WMIM LLC.

(12)	The shares held by Morseful, LLC are beneficially owned by Anthony E. Westreich, who serves as manager of Morseful, LLC.
(13)	Of Mr. Kruse’s total shares, 14,498 will vest on January 3, 2021, subject to certain vesting conditions, principally his continued employment with the Company.
(14)	Of Mr. Harzewski’s total shares, 14,187 will vest on January 3, 2021, subject to certain vesting conditions, principally his continued employment with the Company.
(15)	All of Mr. Proctor’s shares will vest on January 3, 2021, subject to certain vesting conditions, principally his continued employment with the Company.
(16)	The shares held by DLE Management Consulting LLC are beneficially owned by Duy-Loan T. Le, who serves as President of DLE Management Consulting LLC and is its sole member.
(17)	All of Mr. Balsa’s shares will vest on January 3, 2021, subject to certain vesting conditions, principally his continued employment with the Company.
(18)

Mr. Roy is employed as a broker-dealer for UBS Wealth Management, however, he does not have any direct or indirect agreements or understandings with UBS or any other person to distribute these shares, which are held in his individual capacity.

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the selling securityholders. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling securityholders may, from time to time, sell any or all of their shares of common stock directly or through one or more underwriters, broker-dealers or agents. The shares of common stock may be sold in one or more transactions at fixed or negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with a selling securityholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling securityholders effect a transaction by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling securityholder. The selling securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

We are not aware of any agreements, understandings or arrangements that the selling securityholders have entered into with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor are we aware of any underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling securityholder. If we are notified by any selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file an amendment to this prospectus supplement. If the selling securityholders use this prospectus supplement and accompanying prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The selling securityholders also may transfer the shares of common stock in other circumstances, in which case the transferees, donees, assignees or other successors in interest will be the selling beneficial owners for purposes of this prospectus supplement and accompanying prospectus and may sell the shares of common stock from time to time under this prospectus supplement and accompanying prospectus after we have filed an amendment to this prospectus supplement under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of selling securityholders to include the transferee, donee, assignee or other successors in interest as selling securityholders under this prospectus supplement.

The selling securityholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling securityholders and any other person participating in a distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling securityholders and any such other person. To the extent applicable, Regulation M of the Exchange Act may also restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the shares of common stock This may affect the marketability of the shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to shares of our common stock.

The selling securityholders will pay any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus supplement, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.

In order to comply with certain states’ securities laws, if applicable, the shares sold in those jurisdictions may only be sold through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless the shares have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

We do not assure you that the selling securityholders will sell any or all of the shares offered by them pursuant to this prospectus. In addition, we do not assure you that the selling securityholders will not transfer, devise or gift the shares by other means not described in this prospectus. Moreover, any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material fact or omit to state a material fact required to be stated in this prospectus or necessary to make the statements in this prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each selling securityholder.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for Motorola Solutions by Kristin Kruska of our Law Department and Winston & Strawn LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements of Motorola Solutions, Inc. as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement and the exhibits and schedules thereto, are also available to the public from the SEC’s website at http://www.sec.gov. You can also access our SEC filings through our website at www.motorolasolutions.com. Except as expressly set forth below, we are not incorporating by reference the contents of the SEC website or our website into this prospectus supplement.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with them, which means that we can disclose important information to you by referring to those documents. Any statement contained or incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. We incorporate by reference into this prospectus supplement the following documents, provided, however, that we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules:

1)

Annual Report on Form 10-K for the fiscal year ended December 31, 2017, including items required by Part III of Form 10-K incorporated by reference from our definitive proxy statement on Schedule 14A, filed on March 28, 2018.

2)	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018.

3)

Current Reports on Form 8-K filed on February 1, 2018 (only with respect to Item 8.01 therein and Exhibit 99.2 related thereto), February 23, 2018, March 28, 2018 (with respect to Items 2.01, 8.01 and 9.01), March 28, 2018 (with respect to Item 5.02), May 17, 2018, August 28, 2018, September 6, 2018, September 10, 2018, September 14, 2018, October 2, 2018 and October 5, 2018.

4)	The description of our common stock included in the Registration Statement on Form 8-B dated July 2, 1973, including any amendments or reports filed for the purpose of updating such description.

5)	All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the termination of this offering.

You may request a copy of these filings (other than exhibits, unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

Mark S. Hacker

Executive Vice President, General Counsel and Chief Administrative Officer

Motorola Solutions, Inc.

500 W. Monroe Street

Chicago, Illinois 60661

Telephone: (847) 576-5000

PROSPECTUS

Debt Securities and Debt Securities Warrants

Common Stock and Common Stock Warrants

Stock Purchase Contracts and Stock Purchase Units

We may use this prospectus to offer and sell securities from time to time. The types of securities we may sell include:

• unsecured senior debt securities	• warrants to purchase common stock

• unsecured subordinated debt securities	• stock purchase contracts

• warrants to purchase debt securities	• stock purchase units

• common stock	• units consisting of any combination of these securities

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. We will provide the specific terms of these securities in supplements to this prospectus prepared in connection with each offering. The securities offered will contain other significant terms and conditions. Please read this prospectus and the applicable prospectus supplement carefully before you invest.

Our common stock is listed on the New York Stock Exchange and trades under the symbol “MSI.” Each prospectus supplement will indicate if the securities offered thereby will be listed or quoted on a securities exchange or quotation system.

Investing in our securities involves risks. You should carefully read and consider the risk factors included in our periodic reports filed with the Securities and Exchange Commission, in any applicable prospectus supplement relating to a specific offering of securities and in any other documents we file with the Securities and Exchange Commission. See the section entitled “Risk Factors” below, in our other filings with the Securities and Exchange Commission and in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus or any prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 21, 2018.

Neither we nor the underwriters, if any, have authorized anyone to provide you with any information or to make any representation other than those contained in or incorporated by reference into this prospectus or in any free writing prospectus that we may file with the Securities and Exchange Commission (the “SEC”) in connection with this offering. We do not, and the underwriters, if any, do not, take any responsibility for, and can provide no assurances as to, the reliability of any information that others may provide you. We are not offering to sell any securities in any jurisdiction where such offer and sale are not permitted. The information contained in or incorporated by reference into this prospectus or any prospectus supplement, free writing prospectus or other offering material is accurate only as of the date of those documents or information, regardless of the time of delivery of the documents or information or the time of any sale of the securities. Neither the delivery of this prospectus or any applicable prospectus supplement nor any distribution of securities pursuant to such documents shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or any applicable prospectus supplement or in our affairs since the date of this prospectus or any applicable prospectus supplement.

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 of the Securities Act. By using a shelf registration statement, we may sell at any time, and from time to time, an indeterminate amount of any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with only a general description of the securities we may offer. It is not meant to be a complete description of any security. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. We and any underwriter or agent that we may from time to time retain may also provide other information relating to an offering, which we refer to as “other offering material.” The prospectus supplement as well as the other offering material may also add, update or change information contained in this prospectus or in the documents we have incorporated by reference into this prospectus. You should read this prospectus, any prospectus supplement, and any other offering material (including any free writing prospectus) prepared by or on behalf of us for a specific offering of securities, together with additional information described in the section entitled “Where You Can Find More Information” below and any other offering material. Throughout this prospectus, where we indicate that information may be supplemented in an applicable prospectus supplement or supplements, that information may also be supplemented in other offering material. If there is any inconsistency between this prospectus and the information contained in a prospectus supplement or any free writing prospectus, you should rely on the information in the prospectus supplement or such free writing prospectus.

Unless we state otherwise or the context otherwise requires, references to “Motorola Solutions,” the “Company,” “us,” “we” or “our” in this prospectus mean Motorola Solutions, Inc. and its consolidated subsidiaries. When we refer to “you” in this section, we mean all purchasers of the securities being offered by this prospectus and any accompanying prospectus supplement, whether they are the holders or only indirect owners of those securities.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street NE, Washington, D.C. 20549. Please call the SEC at l-800-SEC-0330 for further information on the public reference room. Our SEC filings, including the registration statement and the exhibits and schedules thereto are also available to the public from the SEC’s website at http://www.sec.gov. You can also access our SEC filings through our website at www.motorolasolutions.com. Except as expressly set forth below, we are not incorporating by reference the contents of the SEC website or our website into this prospectus.

The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus.

Information that we file later with the SEC will automatically update and supersede this information. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any documents previously incorporated by reference have been modified or superseded. See the section entitled “Incorporation by Reference” below.

Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K.

You may request a copy of these filings and any exhibit incorporated by reference in these filings at no cost, by writing or telephoning us at the following address or number:

Kristin L. Kruska

Secretary, Motorola Solutions, Inc.

500 W. Monroe Street

Chicago, Illinois 60661

Telephone: (847) 576-5000

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Except for historical matters, the matters discussed in this prospectus and in documents incorporated by reference are forward-looking statements within the meaning of applicable federal securities law. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes,” “expects,” “intends,” “aims,” “estimates” and similar expressions. We can give no assurance that any future results or events discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. Readers are cautioned that such forward-looking statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this prospectus. Forward-looking statements include, but are not limited to, statements about: (a) industry growth and demand, including opportunities resulting from such growth, (b) future product development and the demand for new products, (c) customer spending, (d) the impact of our strategy and focus areas, (e) the impact from the loss of key customers, (f) competitive position and our ability to maintain a leadership position in our core products, (g) increased competition, (h) the impact of regulatory matters, (i) the impact from the allocation and regulation of spectrum, particularly with respect to broadband spectrum, (j) the firmness of each segment’s backlog, (k) the competitiveness of the patent portfolio, (l) the return on our investment in research and development, (m) the availability of materials and components, energy supplies and labor, (n) the seasonality of the business, (o) the sufficiency of our manufacturing capacity and the consequences of a disruption in manufacturing, (p) the ultimate disposition of pending legal matters and timing, (q) the impact of acquisitions on our business, (r) market growth/contraction, demand, spending and resulting opportunities, (s) the impact of foreign exchange rate fluctuations, (t) our continued ability to reduce our operating expenses, (u) the growth of our Services segment and the resulting impact on consolidated gross margin, (v) the increase in public safety LTE revenues, (w) the decline in iDEN, (x) the return of capital to shareholders through dividends and/or repurchasing shares, (y) our ability to invest in capital expenditures and research and development, (z) the success of our business strategy and portfolio, (aa) future payments, charges, use of accruals and expected cost-saving and profitability benefits associated with our reorganization of business programs and employee separation costs, (bb) our ability and cost to repatriate funds, (cc) future cash contributions to pension plans or retiree health benefit plans, (dd) the liquidity of our investments, (ee) our ability and cost to access the capital markets, (ff) our ability to borrow and the amount available under our credit facilities, (gg) our ability to settle the principal amount of the Senior Convertible Notes in cash, (hh) our ability and cost to obtain Performance Bonds, (ii) adequacy of internal resources to fund expected working capital and capital expenditure measurements, (jj) expected payments pursuant to commitments under long-term agreements, (kk) the ability to meet minimum purchase obligations, (ll) our ability to sell accounts receivable and the terms and amounts of such sales, (mm) the outcome and effect of ongoing and future legal proceedings, (nn) the impact of the loss of key customers, and (oo) the expected effective tax rate and deductibility of certain items, (pp) the impact of the adoption of accounting pronouncements on our retained earnings, (qq) future hedging activity and expectations of the Company, (rr) the ability of counterparties to financial instruments to perform their obligations, and (ss) other factors described in our news releases and filings with the SEC including but not limited to the factors under the heading “Risk Factors” in our Form 10-K for the year ended December 31, 2017, which are incorporated by reference herein.

THE COMPANY

We are a leading global provider of mission-critical communication infrastructure, devices, accessories, software, and services. Our products and services help government, public safety and commercial customers improve their operations through increased effectiveness, efficiency, and safety of their mobile workforces. We serve our customers with a global footprint of sales in more than 100 countries based on our industry leading innovation and a deep portfolio of products and services.

We conduct our business globally and manage it through two segments: Products and Services.

Products: The Products segment offers an extensive portfolio of infrastructure, devices, accessories, and software. The primary customers of the Products segment are government, public safety and first-responder agencies, municipalities, and commercial and industrial customers who operate private communications networks and manage a mobile workforce. The Products segment has the following two principal product lines:

Devices. Devices includes (i) two-way portable radios and vehicle-mounted radios, (ii) accessories such as speaker microphones, batteries, earpieces, headsets, carry cases and cables, and (iii) software features and upgrades.

Systems. Systems includes: (i) the radio network core and central processing software, (ii) base stations, (iii) consoles, (iv) repeaters, and (v) software applications and features.

Services: The Services segment provides a full set of service offerings for government, public safety, and commercial communication networks. The Services segment has the following principal product lines:

Integration Services. Integration services which includes the implementation, optimization, and integration of systems, devices.

Managed & Support Services. Managed & Support services includes a continuum of service offerings beginning with repair, technical support, and hardware maintenance. More advanced offerings include network monitoring, software maintenance, and cyber security services. Managed service offerings range from partial or full operation of customer owned networks to operation of Motorola Solutions owned networks. Services and Software as a Service (SaaS) are provided across all radio network technologies, Command Center Software Offerings, and Smart Public Safety Solutions.

iDEN Services. Integrated Digital Enhanced Network (“iDEN”) is a proprietary push-to-talk technology. iDEN services consist primarily of hardware and software maintenance services for our legacy iDEN customers.

We are incorporated under the laws of the State of Delaware as the successor to an Illinois corporation, Motorola, Inc., organized in 1928. We changed our name from Motorola, Inc. to Motorola Solutions, Inc. on January 4, 2011. Our principal executive offices are located at 500 W. Monroe Street, Chicago, Illinois 60661.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risk factors described in Part I, Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017 and our other reports filed from time to time with the SEC, which are incorporated by reference into this prospectus, as the same may be amended, supplemented or superseded from time to time by our filings under the Exchange Act, as well as any prospectus supplement relating to a specific security. Before making any investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or in any applicable prospectus supplement or free writing prospectus. For more information, see the section entitled “Where You Can Find More Information” below. These risks could materially affect our business, results of operations or financial condition and affect the value of our securities. You could lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, results of operations or financial condition.

USE OF PROCEEDS

Unless otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds of any offering of our securities for working capital and other general corporate purposes. We will have significant discretion in the use of any net proceeds. The net proceeds from the sale of securities may be invested temporarily until they are used for their stated purpose. We may provide additional information on the use of the net proceeds from the sale of our securities in an applicable prospectus supplement or other offering materials related to the offered securities.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the debt securities, common stock, debt securities warrants, common stock warrants, stock purchase contracts and stock purchase units that we may offer and sell from time to time. These summary descriptions are not meant to be complete descriptions of any security. At the time of an offering and sale, this prospectus, together with the accompanying prospectus supplement, will contain the material terms of the securities being offered.

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the debt securities that we may offer from time to time. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply will be described in the applicable prospectus supplement. We may also sell hybrid or novel securities now existing or developed in the future that combine certain features of debt securities and other securities described in this prospectus.

The debt securities will be either senior debt securities or subordinated debt securities. We will issue the “senior debt securities” under the “senior indenture” dated August 19, 2014 between us and The Bank of New York Mellon Trust Company, N.A., as trustee, or any successor trustee (as the same may be amended, supplemented, modified, restated or replaced). We will issue the “subordinated debt securities” under a “subordinated indenture” to be entered into later, between us and the trustee named therein, or any successor trustee. The senior indenture and the subordinated indenture are collectively referred to in this prospectus as the “indentures,” and each of the trustee under the senior indenture and the trustee under the subordinated indenture are referred to in this prospectus as a “trustee.” The senior indenture and a form of subordinated indenture are included as exhibits to this registration statement and the following description is qualified in its entirety by reference to the provisions of the indentures and the applicable prospectus supplement. You should read these documents carefully to fully understand the terms of the debt securities.

The numerical references in parentheses below are to sections of the indentures. Unless otherwise indicated, capitalized terms used in the following summary that are defined in the indentures have the meanings used in the indentures. As used in this “Description of Debt Securities,” the “company” refers to Motorola Solutions, Inc. and does not, unless the context otherwise indicates, include our subsidiaries.

General

The senior debt securities are unsubordinated obligations of the company. They will be unsecured and will rank equally with each other and all of our other unsubordinated debt, unless otherwise indicated in the applicable prospectus supplement (section 301 of the senior indenture). Each applicable prospectus supplement will set forth, as of the most recent practicable date, the aggregate amount of outstanding debt that would rank junior to the senior debt securities. The subordinated debt securities are subordinated in right of payment to the prior payment in full of our senior indebtedness. See “—Subordinated Indenture Provisions” below. The subordinated debt securities will be unsecured and will rank equally with each other, unless otherwise indicated in the applicable prospectus supplement (section 301 of the subordinated indenture). We will set forth in each applicable prospectus supplement, as of the most recent practicable date, the aggregate amount of our outstanding debt that would rank senior to the subordinated debt securities. The indentures do not limit the aggregate principal amount of debt securities that we may issue thereunder and provide that we may issue debt securities thereunder from time to time in one or more series.

Terms

We will prepare a prospectus supplement for each series of debt securities that we issue. Each prospectus supplement will set forth the applicable terms of the debt securities to which it relates, which may include the following:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the maturity of the debt securities;

•	the interest rate or method of calculation of the interest rate and the date from which interest will accrue;

•

the interest payment dates and the record dates for payment of interest, or the discount to face value and accretion rate in the case of debt securities issued at a substantial discount to the principal amount;

•	the price and date of any optional redemption by us;

•	our obligation, if any, to redeem the offered debt securities and any requirement to maintain a “sinking fund” to support such obligation;

•	the terms of any repurchase or remarketing rights of third parties;

•	the currency or currencies in which we will pay principal or interest;

•	any conversion features; and

•	whether the defeasance or covenant defeasance provisions of the applicable indenture apply.

We can also establish any other terms and conditions of the debt securities to the extent they do not conflict with the terms of the indentures (section 301 of each indenture). Therefore, you must read the applicable indenture and prospectus supplement carefully to understand the terms of any series of debt securities.

Effective Subordination

The debt securities will be our obligations exclusively. Since our operations are partially conducted through subsidiaries, primarily overseas, our cash flow and therefore our ability to service debt, including the debt securities offered by the applicable prospectus supplement, are partially dependent upon the earnings of our subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, us. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due pursuant to the debt securities or to make any funds available to us to repay our obligations, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

Any right of ours to receive assets of any of our subsidiaries upon their liquidation or reorganization and therefore the right of the holders of the debt securities to participate in those assets will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors.

No Limitations on Other Debt

The general provisions of the indentures do not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving us. However, the indentures do restrict us and our domestic subsidiaries from granting certain security interests on certain of their property or assets unless the debt securities are equally secured. See “—Restrictive Covenants” below.

Open-Ended Indenture

The indentures are “open-ended,” meaning we may issue a number of different series of debt securities, with different terms and conditions, under each of the indentures (section 301 of each indenture). There is no limit on the amount of debt securities we can issue under either indenture, and we already have issued a significant amount of debt securities under the senior indenture.

Defeasance and Covenant Defeasance

Under the indentures, we have the ability to take certain steps to effect a “defeasance” or a “covenant defeasance.” A defeasance allows us to be discharged from any and all obligations in respect of a series of debt securities except for certain obligations to register the transfer or exchange of such debt securities, to replace temporary, destroyed, stolen, lost or mutilated debt securities, to maintain paying agencies and to hold monies for payment in trust. A covenant defeasance allows us to stop complying with certain restrictive covenants relating to:

•	consolidation, merger, conveyance, transfer or lease;

•	maintenance of our existence and properties;

•	payment of taxes and other claims; and

•	restrictions on secured debt and sale and leaseback transactions.

A covenant defeasance also causes certain events specified in the indentures to no longer be deemed an event of default under the indentures.

To effect a defeasance or a covenant defeasance, we must deposit with the applicable trustee an amount of money or U.S. government securities that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of, and premium, if any, and each installment of interest, if any, on the debt securities of such series at the time such payments are due. We will remain liable for any shortfall between the amount deposited with the trustee and the amount due holders of debt securities upon any acceleration of payment.

We may only effect a defeasance or a covenant defeasance if we have provided a legal opinion that such action will not cause holders of our debt securities to recognize income, gain or loss for federal income tax purposes as a result and that holders will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. The opinion, in the case of a defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the applicable indenture.

We may further describe in the applicable prospectus supplement the provisions, if any, regarding defeasance or covenant defeasance with respect to the debt securities of a particular series (article fifteen of each indenture).

Restrictive Covenants

Restrictions on Secured Debt

If we or any Domestic Subsidiary incurs or guarantees any Debt secured by a Mortgage on any Principal Property or on any shares of stock or Debt of any Domestic Subsidiary, we must secure the debt securities of each series equally and ratably with (or prior to) such secured Debt, unless, after giving effect to such transaction, the aggregate amount of all such Debt so secured, together with all Attributable Debt in respect of sale and leaseback transactions involving Principal Properties, would not exceed 15% with respect to the senior indenture of the Consolidated Net Tangible Assets of us and our consolidated subsidiaries. See “—Restrictive Covenants—Restrictions on Sales and Leasebacks” below.

This restriction does not apply to, and there will be excluded from secured Debt in any computation under such restriction, Debt secured by:

•

Mortgages on property of, or on any shares of stock of or Debt of, any corporation existing at the time such corporation becomes a Domestic Subsidiary or at the time it is merged into or consolidated with us or a Domestic Subsidiary;

•	Mortgages in favor of us or a Domestic Subsidiary;

•	Mortgages in favor of governmental bodies to secure progress or advance payments;

•	Mortgages on property, shares of stock or Debt existing at the time of acquisition thereof, including acquisition through merger or consolidation;

•	purchase money Mortgages and Mortgages to secure the construction cost of property; and

•	any extension, renewal or refunding of any Mortgage referred to above.

Restrictions on Sales and Leasebacks

Neither we nor any Domestic Subsidiary may enter into any sale and leaseback transaction involving any Principal Property, completion of construction and commencement of full operation of which has occurred more than 180 days prior thereto, unless:

•

we or such Domestic Subsidiary could mortgage such property as provided for above under “—Restrictive Covenants—Restrictions on Secured Debt” in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the debt securities of each series; or

•	within 120 days, we apply to the retirement of our Funded Debt an amount not less than the greater of:

•	the net proceeds of the sale of the Principal Property leased pursuant to such arrangement; or

•	the fair market value of the Principal Property so leased, subject to credits for certain voluntary retirements of Funded Debt.

This restriction will not apply to any sale and leaseback transaction:

•	between us and a Domestic Subsidiary or between Domestic Subsidiaries; or

•	involving the taking back of a lease for a period, including renewals, of three years or less (section 1007 of the senior indenture and section 1011 of the subordinated indenture).

Certain Definitions

The following are certain key definitions used in the descriptions above of restrictions on secured debt and sales and leasebacks contained in the senior indenture. These and other definitions are contained in the senior indenture. You should read the applicable indenture to understand these and other restrictions fully.

“Attributable Debt” means the total net amount of rent required to be paid during the remaining term of any lease, discounted at the rate per annum borne by the senior debt securities of each series, compounded annually.

“Consolidated Net Tangible Assets” means the aggregate amount of assets, less applicable reserves and other properly deductible items, after deducting from that net amount:

•	all current liabilities, excluding any constituting Funded Debt by reason of their being renewable or extendable; and

•	goodwill and other intangibles (section 1006 of the senior indenture and section 1010 of the subordinated indenture).

“Domestic Subsidiary” means a Subsidiary of ours except a Subsidiary of ours which neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States, or which is engaged primarily in financing our operations or our Subsidiaries, or both, outside the United States.

“Funded Debt” means all indebtedness for money borrowed having a maturity of more than 12 months from the date of the most recent balance sheet of us and our consolidated subsidiaries or having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from the date of such balance sheet at the option of the borrower.

“Principal Property” includes any single parcel of real estate, any manufacturing plant or warehouse we own or lease or any Domestic Subsidiary owns or leases which is located within the United States and the gross book value, without deduction of any depreciation reserves, of which on the date as of which the determination is being made exceeds 1% of Consolidated Net Tangible Assets, other than any single parcel of real estate, manufacturing plant or warehouse or a portion of any manufacturing plant or warehouse:

•	which is a pollution control or other facility financed by obligations issued by a state or local government unit; or

•	which, in the opinion of our board of directors, is not of material importance to the total business conducted by us and our subsidiaries as an entirety.

“Subsidiary” shall mean any corporation, association, partnership or other business entity of which more than 50% of the total voting stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries.

Events of Default

The following are events of default under the indentures with respect to any debt securities:

•	failure to pay principal of, or premium, if any, on any debt security of that series when due;

•	failure to pay any installment of interest on any debt security of that series when due, continued for 30 days;

•	failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

•

failure to perform any other covenant of ours in the applicable indenture, other than a covenant included in the applicable indenture solely for the benefit of any series of debt securities other than that series, continued for 60 days after written notice as provided in the applicable indenture;

•	certain events in bankruptcy, insolvency or reorganization; and

•	any other event of default provided with respect to debt securities of that series (section 501 of each indenture).

If an event of default with respect to the outstanding debt securities of any series occurs and continues either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all debt securities of that series to be due and payable immediately; provided that in the case of certain events of bankruptcy, insolvency or reorganization, such principal amount, or portion thereof, will automatically become due and payable. However, at any time after an acceleration with respect to debt securities of any series has occurred, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration (section 502 of each indenture). For information as to waiver of defaults, see “—Modification and Waiver” below. You must read the applicable prospectus supplement for a description of the acceleration provisions of any debt securities issued as original issue discount or indexed securities.

Subject to the duty of the trustee during default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders, unless such holders have offered the trustee reasonable security or indemnity (section 603 of each indenture). Subject to such indemnification and certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series (section 512 of the senior indenture and section 505 of the subordinated indenture).

We will be required to furnish to the trustee an annual statement as to our performance of certain of our obligations under the applicable indenture and as to any default in such performance (section 1006 of each indenture).

Modification and Waiver

Modifications and amendments of each indenture may be made by us and the trustee with the consent of the holders of (1) a majority with respect to the senior indenture or (2) 66 2/3% with respect to the subordinated indenture in principal amount of the outstanding debt securities of each series affected thereby, except that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity date of the principal of, or any installment of principal of or interest on, any debt security;

•	reduce the principal amount of, or premium, if any, or interest, if any, on, any debt security;

•	reduce the amount of principal of any original issue discount debt security payable upon acceleration of the maturity thereof;

•	change the place or currency of payment of principal of, or premium, if any, or interest, if any, on, any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security; or

•

reduce the percentage in principal amount of outstanding debt securities of any series, the consent of the holders of which is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the applicable indenture or for waiver of certain defaults (section 902 of each indenture).

The holders of a majority of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive, insofar as that series is concerned, our compliance with certain restrictive provisions of the applicable indenture (section 1008 of the senior indenture and section 1012 of the subordinated indenture). The holders of a majority of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive any past default under the applicable indenture with respect to debt securities of that series, except a default in the payment of the principal of, or premium, if any, or interest, if any, on any debt security of that series or in respect of any provision which under the applicable indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that series affected (section 513 of the senior indenture and section 504 of the subordinated indenture).

In addition, we may not modify or amend the subordination provisions of the subordinated indenture without the consent of the holders of each outstanding subordinated debt security affected thereby. Further, no modification or amendment of that type may adversely affect the rights under article sixteen of the subordinated indenture of the holders of senior indebtedness then outstanding without the consent of the requisite holders of senior indebtedness required under the terms of such senior indebtedness (section 902 of the subordinated indenture).

The subordinated indenture contains provisions for convening meetings of the holders of subordinated debt securities of a series issued thereunder if subordinated debt securities of that series are issuable in whole or in part as bearer securities (section 1401 of the subordinated indenture). The trustee for those subordinated debt securities may call a meeting at any time or upon our request or the request of holders of at least 10% in principal amount of the outstanding subordinated debt securities of such series, in any such case upon notice given in accordance with the subordinated indenture (section 1402 of the subordinated indenture). Except for any consent that must be given by each holder of a subordinated debt security affected, and except as described below, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding subordinated debt securities of that series. Any resolution with respect to any consent which may be given by the holders of not less than 66 2/3% in principal amount of the outstanding subordinated debt securities of a series issued under the subordinated indenture, except for any consent that must be given by each holder of a subordinated debt security affected, may be adopted at a meeting or an adjourned meeting at which a quorum is present only by the affirmative vote of the holders of 66 2/3% in principal amount of such outstanding subordinated debt securities of that series. Further, any resolution with respect to any demand, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding subordinated debt securities of a series issued under the subordinated indenture may be adopted at a meeting or adjourned meeting at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding subordinated debt securities of that series (section 1404 of the subordinated indenture).

Any resolution passed or decision taken at any meeting of holders of subordinated debt securities of any series duly held in accordance with the subordinated indenture with respect thereto will be binding on all holders of subordinated debt securities of that series and the related coupons issued under the subordinated indenture. The quorum at any meeting of holders of a series of subordinated debt securities called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding subordinated debt securities of such series. However, if any action is to be taken at such meeting with respect to a consent which may be given by the holders of not less than 66 2/3% in principal amount of the outstanding subordinated debt securities of a series, the persons holding or representing 66 2/3% in principal amount of the outstanding subordinated debt securities of such series issued under that indenture will constitute a quorum (section 1404 of the subordinated indenture).

Consolidation, Merger, Conveyance, Transfer or Lease

We may, without the consent of any holders of outstanding debt securities, consolidate or merge with or into, or transfer or lease our assets substantially as an entirety to, any entity, and any other entity may consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to, us, provided that:

•

the entity other than us formed by such consolidation or into which we are merged or which acquires or leases our assets is organized and existing under the laws of any United States jurisdiction and assumes our obligations on the debt securities and under the applicable indenture;

•

after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has happened and is continuing, provided that a transaction will only be deemed to be in violation of this condition as to any series of debt securities as to which such event of default or such event has happened and is continuing; and

•	certain other conditions are met (article eight of each indenture).

Form, Denominations, Exchange, Registration and Transfer

We will issue debt securities as registered securities, which may be issued in global form. Global securities are described below under “—Book-entry; Delivery and Form; Global Securities.” Unless we otherwise provide in the applicable prospectus supplement, we will issue registered securities in denominations of $2,000 and integral multiples of $1,000.

Our registered securities will be exchangeable for other registered securities of the same series.

You may present registered securities for registration of transfer at the office of the trustee, or at the office of any transfer agent we designate without service charge and upon payment of any taxes and other governmental charges (section 305 of each indenture). We may change transfer agents or designate additional transfer agents at any time, except that, we must maintain a transfer agent in each place of payment for such series (section 1002 of each indenture).

If we elect or are required to redeem or exchange particular debt securities, we will not be required to:

•	issue, register the transfer of or exchange those debt securities for a period of 15 days before the first publication or mailing of the notice of redemption or exchange; or

•	register the transfer of or exchange any registered security selected for redemption (section 305 of each indenture).

Payment and Paying Agents

Unless the applicable prospectus supplement provides otherwise, the place of payment for all registered securities will be New York, New York, U.S.A., and we will initially designate the corporate trust office of the applicable trustee for this purpose. At our option, we may pay interest, if any, on registered securities by check mailed to the address of the person entitled thereto as such person’s address appears in the security register or by wire transfer to an account located in the United States maintained by the person entitled thereto as specified in the security register (sections 307, 1001 and 1002 of each indenture). Unless the applicable prospectus supplement provides otherwise, we will make payment of any installment of interest on registered securities to the person in whose name such registered security is registered at the close of business on the record date for such interest (section 307 of each indenture).

Unless the applicable prospectus supplement provides otherwise, we will make all payments of principal of, and premium, if any, and interest, if any, on any debt security that is payable in a currency other than U.S. dollars in U.S. dollars if such currency:

•

ceases to be used both by the government of the country that issued the currency and by a central bank or other public institution of or within the international banking community for the settlement of transactions;

•	is the euro and ceases to be used both within the European Monetary Union and for the settlement of transactions by public institutions of or within the European Union; or

•	is any currency unit, or composite currency, other than the euro and ceases to be used for the purposes for which it was established (section 312 of each indenture).

We may designate additional offices or agencies for payment with respect to any debt securities, approve a change in the location of any such office or agency and, except as provided above, rescind the designation of any such office or agency.

All moneys deposited with a paying agent or held for the payment of principal of, or premium, if any, or interest, if any, on any debt security that remains unclaimed at the end of two years after such payment has become due will, at our request, be repaid to us, or discharged from trust, and the holder of such debt security may thereafter look only to us for payment thereof (section 1003 of each indenture).

Book-entry; Delivery and Form; Global Securities

The following will apply to debt securities of any series, unless the prospectus supplement relating to that series provides otherwise.

Upon issuance, we will deposit with, or on behalf of, the depositary and will register in the name of the depositary or a nominee of the depositary one or more “global securities” to represent the debt securities of each series. Unless we otherwise indicate in the prospectus supplement relating to a series of debt securities, The Depository Trust Company will act as the depositary and we will deposit the global securities with, or on behalf of, DTC or its nominee, and we will register registered securities in the name of a nominee of DTC. Except under limited circumstances described below, global securities will not be exchangeable for definitive certificated debt securities.

Upon the issuance of a global security, DTC will credit on its book-entry registration and transfer system the principal amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with DTC, generally known as DTC participants. Ownership of beneficial interests in a global security will be limited to DTC participants or persons that may hold interests through DTC participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC with respect to interests of DTC participants and records of DTC participants, with respect to interests of persons who hold through DTC participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

We will make payments of principal of and any interest, and premium, if any, on individual debt securities represented by a global security to DTC or its nominee, as the case may be, as the sole registered owner of such global security and the sole holder of the debt securities represented by the global security for all purposes under the applicable indenture. Neither we nor the trustee, nor any of our agents or the trustee, will have any responsibility or liability for any aspect of DTC’s records relating to or payments made on account of beneficial ownership interests in the global securities representing any debt securities or for maintaining, supervising or reviewing any of DTC’s records relating to those beneficial ownership interests.

We have been advised by DTC that, upon receipt of any payment in respect of a global security, DTC will immediately credit DTC participants’ accounts for their pro rata share of such payments. We also expect that payments by DTC participants to owners of beneficial interests in global securities held through such DTC participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the sole responsibility of the DTC participants.

Global securities may not be transferred except as a whole by DTC to a nominee of DTC. Global securities representing debt securities are exchangeable for certificated debt securities only if:

•	DTC or its nominee notifies us that it is unwilling or unable to continue as depositary for these global securities;

•	DTC ceases to be qualified as required by the applicable indenture;

•	we instruct the trustee in accordance with the applicable indenture that those global securities will be so exchangeable; or

•

there shall have occurred and be continuing an event of default or an event which after notice or lapse of time would be an event of default with respect to the debt securities represented by such global security.

Any global securities that are exchangeable as described above shall be exchangeable for certificated debt securities issuable in denominations of $1,000, or $5,000 in the case of bearer debt securities, and integral multiples of $1,000, or $5,000 in the case of bearer debt securities, in excess thereof and registered in the names DTC directs. Subject to the foregoing, global securities are not exchangeable, except for global securities of like denomination to be registered in the name of DTC or its nominee. If we issue debt securities subsequently in registered form, they would thereafter be transferred or exchanged without any service charge at the corporate trust office of the trustee or at any other office or agency we maintain for such purpose.

So long as DTC or its nominee is the registered holder and owner of global securities, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global securities for the purposes of receiving payment on the debt securities, receiving notices and for all other purposes under the applicable indenture and the debt securities. Except as provided above, owners of beneficial interests in global securities will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders thereof for any purpose under the applicable indenture. Accordingly, each person owning a beneficial interest in the global securities must rely on the procedures of DTC and, if such person is not a DTC participant, on the procedures of the DTC participant through which such person owns its interest, to exercise any rights of a holder under the applicable indenture. The indentures provide that DTC may grant proxies and otherwise authorize DTC participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that under existing industry practices in the event that we request any action of holders or that an owner of a beneficial interest in global securities desires to give or take any action which a holder is entitled to give or take under the applicable indenture, DTC would authorize the DTC participants holding the relevant beneficial interests to give or take such action, and such DTC participants would authorize beneficial owners owning through such DTC participants to give or take such action or would otherwise act upon the instructions of beneficial owners through them.

DTC has advised us as follows:

•	DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code;

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended;

•	DTC holds securities that DTC participants deposit with DTC;

•

DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges in deposited securities through electronic computerized book-entry changes in DTC participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•

DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries;

•

Access to DTC’s system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly; and

•	The rules applicable to DTC and DTC participants are on file with the SEC.

According to DTC, the foregoing information with respect to DTC has been provided to the industry for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Subordinated Indenture Provisions

Any subordinated securities would be subordinate and junior in right of payment, to the extent set forth in the subordinated indenture, to the prior payment in full of all existing and future senior debt of ours (section 1601 of the subordinated indenture).

Senior debt is defined in the subordinated indenture as the principal of, and premium, if any, and interest on, including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law, and other amounts due on or in connection with any debt incurred, assumed or guaranteed by us, whether outstanding on the date of the subordinated indenture or thereafter incurred, assumed or guaranteed, and all renewals, extensions and refundings of any such debt. Excluded from the definition of senior debt are the following:

•	any debt which expressly provides:

•	that such debt is not senior in right of payment to the subordinated securities; or

•	that such debt is subordinated to any other debt of ours, unless such debt expressly provides that such debt is senior in right of payment to the subordinated securities; and

•	debt of ours in respect of the subordinated securities.

There are no restrictions in the subordinated indenture on the creation of additional senior debt, or any other indebtedness (section 101 of the subordinated indenture). The prospectus supplement with respect to any subordinated securities will set forth:

•	the aggregate amount of consolidated indebtedness outstanding as of the most recent practicable date that would constitute either senior debt or indebtedness of our subsidiaries;

•	the aggregate amount of outstanding indebtedness as of the most recent practicable date that would rank on a parity with the subordinated securities; and

•	any then-existing limitation on the issuance of additional senior debt.

By reason of such subordination, in the event of dissolution, insolvency, bankruptcy or other similar proceedings, upon any distribution of assets:

•

the holders of all senior debt will first be entitled to receive payment in full of all amounts due or to become due thereon, or payment of such amounts shall have been provided for, before the holders of subordinated securities would be entitled to receive any payment or distribution with respect to such securities;

•	the holders of subordinated securities will be required to pay over their share of such distribution to the holders of senior debt until such senior debt is paid in full; and

•

our unsecured creditors who are not holders of subordinated securities or holders of senior debt may recover less, ratably, than holders of senior debt and may recover more, ratably, than the holders of subordinated securities (section 1602 of the subordinated indenture).

Unless the applicable prospectus supplement provides otherwise, in the event that the subordinated securities are declared due and payable prior to their Stated Maturity by reason of the occurrence of an event of default, then we would be obligated to promptly notify holders of senior debt of such acceleration. Unless the applicable prospectus supplement provides otherwise, we may not pay the subordinated securities until 120 days have passed after such acceleration occurs and may thereafter pay the subordinated securities if the terms of the subordinated indenture otherwise permit payment at that time (section 1603 of the subordinated indenture).

Unless the applicable prospectus supplement provides otherwise, we may not make any payment of the principal, and premium, if any, or interest, if any, with respect to any of the subordinated securities, except we may acquire subordinated securities for our common stock or other capital stock or as otherwise set forth in the subordinated indenture, if any default with respect to senior debt occurs and is continuing that permits the acceleration of the maturity thereof and such default is either the subject of judicial proceedings or we receive notice of the default, unless 120 days pass after notice of the default is given and such default is not then the subject of judicial proceedings or the default with respect to the senior debt is cured or the terms of the subordinated indenture otherwise permit the payment or acquisition of the subordinated securities at that time (section 1604 of the subordinated indenture).

The Trustee

The Bank of New York Mellon Trust Company, N.A. is trustee under:

•	our 2.0% convertible unsecured notes due 2020;

•	our 3.5% senior notes due 2021;

•	our 3.75% senior notes due 2022;

•	our 3.5% senior notes due 2023;

•	our 4.0% senior notes due 2024;

•	our 7.5% debentures due 2025;

•	our 6.5% debentures due 2025;

•	our 6.5% debentures due 2028;

•	our 4.6% senior notes due 2028;

•	our 6.625% senior notes due 2037;

•	our 5.5% senior notes due 2044; and

•	our 5.22% debentures due 2097.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is subject to the detailed provisions of our restated certificate of incorporation, as amended, and bylaws, as amended, and to the rights agreement described below. This description does not purport to be complete and is qualified in its entirety by reference to the terms of the certificate of incorporation, the bylaws and the rights agreement, which are filed as exhibits to the registration statement. See the section entitled “Where You Can Find More Information” below.

Common and Preferred Stock

Our authorized capital stock consists of 600,000,000 shares of common stock, par value $0.01 per share, and 500,000 shares of preferred stock, par value $100 per share, issuable in series. There are no shares of preferred stock presently outstanding. Our board of directors is authorized to create and issue one or more series of preferred stock and to determine the rights and preferences of each series, to the extent permitted by our certificate of incorporation. The holders of shares of our common stock are entitled to one vote for each share held and each share of our common stock is entitled to participate equally in dividends out of funds legally available therefor, as and when declared by our board of directors, and in the distribution of assets in the event of liquidation. The shares of our common stock have no preemptive or conversion rights, redemption provisions or sinking fund provisions. The outstanding shares of our common stock are duly and validly issued, fully paid and nonassessable, and any shares of our common stock issued in an offering pursuant to this prospectus and any shares of common stock issuable upon the exercise of common stock warrants or conversion or exchange of debt securities which are convertible into or exchangeable for our common stock, or in connection with the obligations of a holder of stock purchase contracts to purchase our common stock, will be duly and validly issued, fully paid and nonassessable.

DESCRIPTION OF SECURITIES WARRANTS

We may issue warrants for the purchase of our debt securities or common stock, either independently or together with debt securities or common stock. We will issue each series of warrants under a separate warrant agreement between us and a bank or trust company, as agent. The warrant agent will act solely as our agent and will not assume any obligation for any warrant holders. Copies of the forms of warrant agreements and the forms of warrant certificates are filed as exhibits to the registration statement. The following description of certain provisions of the forms of warrant agreements and warrant certificates does not purport to be complete and is qualified in its entirety by reference to all the provisions of the warrant agreements and the warrant certificates.

General

If we offer warrants for the purchase of debt securities, the applicable prospectus supplement will describe their terms, which may include the following:

•	the title and aggregate number of the warrants;

•	the title, rank, aggregate principal amount, denomination, and terms of the underlying debt securities;

•	the currency of the underlying debt securities or of payment of the exercise price;

•	whether the warrants are issued as a unit with a debt security, and if so, the number of warrants attached to each such debt security;

•	the date, if any, on and after which such warrants and any related securities will be transferable separately;

•

the principal amount of the debt securities purchasable upon exercise of each warrant and the price, or the manner of determining the price, at which such debt securities may be purchased upon exercise;

•	when the warrants may be exercised and the expiration date;

•	United States federal income tax consequences;

•	the terms of any right of ours to redeem or accelerate the exercisability of such warrants;

•	whether the warrants are to be issued with any other securities;

•	the offering price; and

•	any other terms of the warrants.

If we offer warrants for the purchase of our common stock, the applicable prospectus supplement will describe their terms, which may include the following:

•	the title and aggregate number of the warrants and whether the warrants will be sold with other securities;

•	the number of shares of common stock that may be purchased on exercise of each warrant;

•	the price or manner of determining the price, the manner in which the exercise price may be paid and any minimum number of warrants exercisable at one time;

•	the terms of any right of ours to redeem the warrants;

•	the date, if any, on and after which the warrants and any related series of debt securities will be transferable separately;

•	when the warrants may be exercisable and the expiration date;

•	the terms of any right of ours to accelerate the exercisability of the warrants;

•	United States federal income tax consequences; and

•	any other terms of the warrants.

Warrants for the purchase of our common stock will be offered and exercisable for U.S. dollars only.

Warrants may be exchanged for new warrants of different denominations, may, if in registered form, be presented for registration of transfer and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. No service charge will be made for any permitted transfer or exchange of warrant certificates, but holders must pay any tax or other applicable governmental charge. Prior to the exercise of any warrant to purchase underlying debt securities, holders of such warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise, including the right to receive payments of principal of, or premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture. Prior to the exercise of any warrants to purchase our common stock, holders of such warrants will not have any rights of holders of our common stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on our common stock purchasable upon such exercise or to exercise any applicable right to vote.

Exercise of Warrants

Each warrant will entitle the holder to purchase underlying debt securities or our common stock, as the case may be, at the exercise price described in, or calculable from, the applicable prospectus supplement. Unexercised warrants will become void after the close of business on the expiration date.

Holders can exercise warrants by delivering the exercise price and certain required information to the warrant agent. Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt, within five business days, of the warrant certificate. Upon receipt of such payment and such warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the underlying debt securities or our common stock, as the case may be, purchasable upon such exercise. If fewer than all of the warrants represented by a warrant certificate are exercised, we will issue a new warrant certificate for the remaining warrants. The holder of a warrant must pay any tax or other governmental charge imposed in connection with the issuance of underlying debt securities or our common stock purchased upon exercise of a warrant.

Modifications

The warrant agreements and the terms of the warrants may be modified or amended by us and the warrant agent, without the consent of any holder, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained therein, or in any other manner that we deem necessary or desirable and that will not materially adversely affect the interests of the holders of the warrants.

Together with the warrant agent, we may also modify or amend the warrant agreement and the terms of the warrants with the consent of a majority of the holders of the then outstanding unexercised warrants affected thereby. No modification or amendment of that type that accelerates the expiration date, increases the exercise price, reduces the number of outstanding warrants required for consent of any such modification or amendment, or otherwise materially adversely affects the rights of the holders of the warrants, may be made without the consent of each holder affected thereby.

Common Stock Warrant Adjustments

The terms and conditions on which the exercise price of and/or the number of shares of our common stock covered by a warrant are subject to adjustment will be set forth in the warrant certificate and the applicable prospectus supplement. Such terms will include:

•	provisions for adjusting the exercise price and/or the number of shares of our common stock covered by the warrant;

•	the events requiring an adjustment;

•

the events upon which we may, in lieu of making an adjustment, make proper provisions so that the holder of the warrant, upon its exercise, would be treated as if the holder had exercised the warrant prior to the occurrence of the events; and

•	provisions affecting exercise in the event of certain events affecting our common stock.

DESCRIPTION OF THE STOCK PURCHASE CONTRACTS AND THE STOCK PURCHASE UNITS

We may issue stock purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of our common stock (or a range of numbers of shares pursuant to a predetermined formula) at a future date or dates. The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.

The stock purchase contracts may be issued separately or as a part of units, often known as stock purchase units, consisting of a stock purchase contract and either:

•	our debt securities; or

•	debt obligations of third parties, including U.S. Treasury securities;

securing the holders’ obligations to purchase the common stock under the stock purchase contracts.

The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract.

The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid securities. The description in the applicable prospectus supplement will not contain all of the information that you may find useful. For more information, you should review the stock purchase contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such stock purchase contracts or stock purchase units and, if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued. These documents will be filed with the SEC promptly after the offering of the stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase contracts and the stock purchase units will also be discussed in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities offered pursuant to this prospectus in one or more of the following ways from time to time:

•	to or through underwriters or dealers;

•	through the Company directly;

•	through agents;

•	through a combination of any of these methods of sale; or

•	through any other methods described in a prospectus supplement.

The prospectus supplements relating to an offering of securities will set forth the terms of such offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the offered securities and the proceeds to us from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; and

•	any public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such offered securities may be listed.

Any public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale, the underwriters will acquire the offered securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offered securities may be offered either to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase any series of securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such series of securities if any are purchased.

In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below:

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•

A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•

A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on the New York Stock Exchange, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

If a dealer is used in the sale, we will sell such offered securities to the dealer, as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by that dealer at the time for resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

Offered securities may be sold directly by us to one or more institutional purchasers, or through agents designated by us from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth in the prospectus supplement relating to that offering, unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Underwriters, dealers and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Other than our common stock, which is listed on the New York Stock Exchange, each of the securities issued hereunder will be a new issue of securities, will have no prior trading market, and may or may not be listed on a national securities exchange. Any common stock sold pursuant to a prospectus supplement will be listed on the New York Stock Exchange, subject to official notice of issuance. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you that there will be a market for the offered securities.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution.

VALIDITY OF THE SECURITIES

The validity of the securities being offered hereby will be passed upon for us by Winston & Strawn LLP. Any underwriters will also be advised about the validity of the securities and other legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The consolidated financial statements of Motorola Solutions, Inc. as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with them, which means that we can disclose important information to you by referring to those documents. Any statement contained or incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference into this prospectus the following documents, provided, however, that we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules:

(1)	Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

(2)	Current Reports on Form 8-K filed on February 1, 2018 (only with respect to Item 8.01 therein and Exhibit 99.2 related thereto) and February 23, 2018.

(3)	The description of our common stock included in the Registration Statement on Form 8-B dated July 2, 1973, including any amendments or reports filed for the purpose of updating such description.

(4)	All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the termination of this offering.

You may request a copy of these filings (other than exhibits, unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

Mark S. Hacker

Executive Vice President, General Counsel and Chief Administrative Officer

Motorola Solutions, Inc.

500 W. Monroe Street

Chicago, Illinois 60661

Telephone: (847) 576-5000